Exhibit 8

EXECUTION VERSION

ROLLOVER AND CONTRIBUTION AGREEMENT

Rollover and Contribution Agreement (this “Agreement”), dated March 29, 2013, among Three-Twenty-Three Family Holdings, LLC, a Delaware limited liability company (“Family LLC”), Century Intermediate Holding Company, a Delaware corporation and wholly owned Subsidiary of Family LLC (“Parent”), and the shareholders (“Family Shareholders” and, together with Family LLC and Parent, the “Parties”) of American Greetings Corporation, an Ohio corporation (the “Company”), listed on Annex A.

RECITALS

A. Concurrent with the execution and delivery of this Agreement, Parent, Century Merger Company, an Ohio corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Surviving Corporation”);

B. As of the date hereof, each Family Shareholder is the beneficial owner of, and has the right to dispose of and, except as set forth on Annex A, the right to vote, (i) that number of Class A Common Shares, par value $1.00 per share, of the Company (“Class A Common Shares”) and (ii) that number of Class B Common Shares, par value $1.00 per share, of the Company (“Class B Common Shares” and together with Class A Common Shares, “Rolled Shares”), set forth opposite such Family Shareholder’s name under the column “Total Common Shares as of the Date of this Agreement” on Annex A;

C. Subject to the conditions set forth herein, immediately prior to the Effective Time, (i) in connection with a planned dissolution of Irving I. Stone Limited Liability Company, an Ohio limited liability company (“Stone LLC”), Stone LLC will distribute the Rolled Shares owned by it (the “Stone Shares”) as of the date hereof to certain of the other Family Shareholders in the amounts set forth on Annex B, (ii) each Family Shareholder other than Stone LLC (collectively, the “Rolling Shareholders”) will exchange that number of Rolled Shares held by such Rolling Shareholder immediately prior to the Rollover and Contribution Closing for membership units in Family LLC (“Family LLC Units”) and (iii) Family LLC will issue to such Rolling Shareholder, in exchange for such Rolled Shares, Family LLC Units as set forth opposite each Rolling Shareholder’s name on Annex A; and

D. Subject to the conditions set forth herein, immediately after the Rollover (as defined below), (i) Family LLC will contribute the Rolled Shares to Parent and (ii) Parent will issue to Family LLC, in exchange for the contribution of such Rolled Shares, shares of common stock of Parent (the “Parent Common Stock”) representing 100% of the outstanding common stock of Parent.

NOW, THEREFORE, the Parties agree as follows:

I. ROLLOVER AND CONTRIBUTION

1.1 Rollover. (a) Immediately prior to the Effective Time, (i) Stone LLC will distribute the Stone Shares to certain of the other Family Shareholders in the amounts set forth on Annex B (the “Stone Distribution”), (ii) each Rolling Shareholder will assign, transfer and deliver (“Transfer”) such Rolling Shareholder’s Rolled Shares to Family LLC, and in exchange for such Rolled Shares, Family LLC will issue and deliver to such Rolling Shareholder or, if uncertificated, record in the records of Family LLC ownership of, the number of Family LLC Units set forth opposite such Rolling Shareholder’s name on Annex A (collectively, the “Rollover”) and (iii) any and all Family LLC Units previously issued will cease to be outstanding and will automatically be cancelled and cease to exist.

(b) Immediately prior to the Effective Time, any and all rights to purchase or acquire Class A Common Shares or Class B Common Shares held by a Family Shareholder immediately prior to the Effective Time will be treated as set forth on Annex C.

1.2 Contribution. Immediately after the Rollover and prior to the Effective Time, Family LLC will Transfer the Rolled Shares to Parent (the “Contribution”), and in exchange for the contribution of such Rolled Shares, Parent will issue and deliver to Family LLC 100 shares of Parent Common Stock representing 100% of the outstanding common stock of Parent. As of the Effective Time, all other shares of Parent Common Stock previously issued will cease to be outstanding and will automatically be cancelled and cease to exist.

1.3 Termination of Merger Agreement. In the event that the Rollover and Contribution are consummated but the Merger Agreement is terminated in accordance with its terms, then the Rollover and Contribution will be void ab initio and deemed not to have occurred and (a) Family LLC will deliver to Parent the certificates representing all Parent Common Stock received by Family LLC pursuant to Section 1.2 and Parent will deliver to Family LLC the certificates representing all Rolled Shares previously delivered by Family LLC to Parent, and (b) if the Family LLC Units are certificated, each Rolling Shareholder will deliver to Family LLC the certificates representing all Family LLC Units received by such Rolling Shareholder pursuant to Section 1.1 or, if uncertificated, such documentation reasonably requested by Family LLC to effect the return of such Family LLC Units, and Family LLC will deliver to each Rolling Shareholder the Rolled Shares previously delivered by such Rolling Shareholder to Family LLC.

1.4 Closing. (a) The closing of the transactions contemplated by this Agreement (the “Rollover and Contribution Closing”) will take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, immediately prior to the Effective Time.

(b) At the Rollover and Contribution Closing:

(i) Stone LLC will deliver to the Family Shareholders specified on Annex B stock certificates duly endorsed for transfer to each such Family Shareholder, or accompanied by stock powers duly endorsed in blank, representing the Stone Shares in the amounts to be transferred to each such Family Shareholder as set forth opposite such Family Shareholder’s name on Annex B;

(ii) each Rolling Shareholder will deliver to Family LLC stock certificates duly endorsed for transfer to Family LLC, or accompanied by stock powers duly endorsed in blank, representing each such Rolling Shareholder’s Rolled Shares and the Stone Shares, and Family LLC will reflect in its records such Rolling Shareholder’s ownership of the number of Family LLC Units set forth opposite such Rolling Shareholder’s name on Annex A;

(iii) Family LLC will deliver to Parent stock certificates duly endorsed for transfer to Parent, or accompanied by stock powers duly endorsed in blank, representing the Rolled Shares and the Stone Shares, and Parent will reflect in its records Family LLC’s ownership of 100 shares of Parent Common Stock; and

(iv) each Rolling Shareholder will duly execute and deliver the Limited Liability Company Agreement of Family LLC, in substantially the form provided to the Special Committee as of the date hereof.

II. REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of the Family Shareholders. Each Family Shareholder represents and warrants as to his, her or itself as follows:

(a) Binding Agreement. Such Family Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (i) in the case of each Family Shareholder that is an individual, the execution and delivery of this Agreement does not require any consent from such Family Shareholder’s spouse or any other Person and (ii) in the case of each Family Shareholder that is a trust, partnership, limited liability company or other entity, the Person identified as such on Annex A is such Family Shareholder’s authorized signatory and has the authority to execute and deliver this Agreement on behalf of such Family Shareholder. Such Family Shareholder has duly and validly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of such Family Shareholder, enforceable against such Family Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Ownership of Shares. Such Family Shareholder is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the power to vote and dispose of, the number of Rolled Shares set forth opposite such Family Shareholder’s name in Annex A hereto free and clear of Liens or other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Rolled Shares), except as may exist by reason of this Agreement and, except in the case of the Stone Shares, for the Foundation Pledge. Except as provided in this Agreement, there are no outstanding options or other rights to acquire from such Family Shareholder, or obligations of such Family Shareholder to sell or to dispose of, any of such Rolled Shares (except as expressly contemplated by this Agreement).

(c) No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of such Family Shareholder’s obligations hereunder will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any Contract to which such Family Shareholder is a party, or result in the creation of a Lien with respect to such Family Shareholder’s Rolled Shares, (ii) require any consent, authorization, approval or permits of any Person other than an affiliate of such Family Shareholder, or filings with or notifications to any Person or (iii) violate or conflict with any Order applicable to such Family Shareholder or such Family Shareholder’s Rolled Shares.

(d) Investor’s Experience. Such Rolled Shareholder’s financial situation is such that the Rolled Shareholder can afford to bear the economic risk of holding the Family LLC Units to be received by such Family Shareholder, and such Rolled Shareholder can afford to suffer complete loss of its investment in such Family LLC Units. Such Rolled Shareholder’s knowledge and experience in financial and business matters are such that the Rolled Shareholder is capable of evaluating the merits and risks of the Rolled Shareholder’s investment in such Family LLC Units.

(e) Investment Intent. Such Rolled Shareholder is acquiring Family LLC Units solely for the Rolled Shareholder’s own account for investment and not with a view to or for sale in connection with any distribution thereof. Such Rolled Shareholder will not, directly or indirectly, Transfer or offer to Transfer any Family LLC Units, except in compliance with applicable Law, this Agreement and any other agreement among the Rolled Shareholders.

2.2 Representations and Warranties of Family LLC. Family LLC represents and warrants as follows:

(a) Binding Agreement. Family LLC has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Family LLC has duly and validly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Family LLC, enforceable against Family LLC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Due Organization. Family LLC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

(c) No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Family LLC’s obligations hereunder will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any Contract to which Family LLC is a party, or result in the creation of a Lien with respect to the Rolled Shares held by Family LLC, (ii) require any consent, authorization, approval or permits of, filings with or notifications to any Person, or (iii) violate or conflict with any Order applicable to Family LLC or the Rolled Shares held by Family LLC.

(d) Investment Intent. Family LLC is acquiring Parent Common Stock solely for Family LLC’s own account for investment and not with a view to or for sale in connection with any distribution thereof. Family LLC will not, directly or indirectly, Transfer or offer to Transfer any Parent Common Stock, except in compliance with applicable Law, this Agreement or agreement between Family LLC and other holder (if any) of Parent Common Stock.

2.3 Representations and Warranties of Parent. Parent represents and warrants as follows:

(a) Binding Agreement. Parent has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent has duly and validly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(c) No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Parent’s obligations hereunder will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any Contract to which Parent is a party, (ii) require any consent, authorization, approval or permits of, filings with or notifications to any Person, or (iii) violate or conflict with any Order applicable to Parent.

III. CONDITIONS AND COVENANTS

3.1 Conditions Precedent. The obligations of Family LLC and each Family Shareholder to consummate the transactions contemplated hereby are subject to the satisfaction or waiver of the conditions set forth under Article VI of the Merger Agreement, other than those conditions that can be satisfied only as of the Closing under the Merger Agreement.

3.2 Certain Approvals; Tax Matters. (a) Each Family Shareholder hereby acknowledges that each of the Officer Shareholders, as the directors of Family LLC, may take any and all actions on behalf of Family LLC in their respective sole discretion, including voting the shares of Parent held by Family LLC, before the Effective Time.

(b) The Parties will (i) treat the Rollover as a tax-free partnership contribution under Section 721 of the Code, for all federal, state and local income Tax purposes, (ii) treat the Contribution as a tax-free contribution under Section 351 of the Code, for all federal, state and local income Tax purposes, and (iii) not take any position on any Tax Return that is inconsistent with such treatment.

3.3 Further Assurances. Each Party will execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

IV. MISCELLANEOUS.

4.1 Survival of Representations and Warranties. This Article IV and the representations and warranties, covenants and agreements set forth in this Agreement will survive the consummation of the Merger.

4.2 Expenses. Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger will be paid by the party incurring or required to incur such expenses; provided, however, if the Merger is consummated, all costs and expenses incurred by the Family Shareholders, Family LLC or Parent in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

4.3 Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the Laws of the State of Ohio without reference to such state’s principles of conflict of laws. Each of the Parties irrevocably consents to the exclusive jurisdiction of the state and federal courts located in Cleveland, Ohio in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Ohio for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have.

4.4 Specific Performance; Remedies. The Parties agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof, that the right of specific performance is an integral part of this Agreement and that without that right none of the Parties would have entered into this Agreement and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof without proof of damages or otherwise, in addition to any other remedies to which they are entitled at Law or in equity. Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Except as otherwise provided herein, all remedies available under this Agreement, at Law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies.

4.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.6 Notices. Any notice required to be given hereunder, must be in writing and sent by facsimile transmission (which is confirmed) (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery (return receipt requested and first-class postage prepaid) to any Family Shareholders at the address of such Family Shareholder set forth on Annex A and to Family LLC or Parent, respectively, at the following address:

c/o American Greetings Corporation

One American Road

Cleveland, Ohio 44144

Facsimile:   (216) 252-6741

Attention:    Zev Weiss

with a copy to (which will not constitute notice):

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile:   (216) 579-0212

Attention:    Lyle G. Ganske, Esq.

         James P. Dougherty, Esq.

and

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile:  (212) 755-7306

Attention:   Robert A. Profusek, Esq.

or to such other address as any Party may specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or personally delivered or the next Business Day for notices delivered by overnight delivery service. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties and the Company (acting at the direction of the Special Committee). Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns and the Company as provided herein.

4.8 Entire Agreement; Parties in Interest. (a) This Agreement (including the annexes hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof.

(b) This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and permitted assigns. Except as set forth in Section 4.8(c), nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, each of the Parties acknowledges and agrees that the Company is hereby made a third party beneficiary of this Agreement for the purposes of enforcing (including specific performance of) Parent’s rights to cause the Rollover and Contribution to be consummated in accordance with the terms hereof, solely to the extent expressly provided and permitted by the terms and conditions of Section 8.4(b) of the Merger Agreement and the terms and conditions hereof.

4.9 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, (i) the prior written consent of the Company (acting at the direction of the Special Committee) shall have been obtained and (ii) such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no knowledge, investigation or inquiry, or failure or delay by the Company or a Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

4.10 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

4.11 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The word “will” will be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement will have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted assigns and successors.

4.12 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

4.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by electronic transmission in “portable document format” (“.pdf”) form), each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

4.14 Termination. This Agreement will terminate on the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms. Termination will not relieve any Party from liability for any breach of its obligations hereunder committed prior to such termination.

4.15 Certain Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the following meanings when used herein with initial capital letters (with capitalized terms used but not defined in this Agreement having the meanings given them in the Merger Agreement):

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or a day on which the banks in the City of New York are authorized by law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

“Effective Time” means the time that the Merger becomes effective in accordance with the Merger Agreement.

“Foundation Pledge” means the pledge by each of Elie Weiss, Gary Weiss, Jeffrey Weiss and Zev Weiss of all of their equity interests in Stone LLC to the Irving I. Stone Foundation pursuant to pledge and security agreements, which pledge secures approximately $15,000,000 of indebtedness owed by such individuals to the Irving I. Stone Foundation under promissory notes issued in 2006.

“Governmental Entity” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity.

“Lien” means a lien, claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Entity.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Rolled Shares” has the meaning set forth in the Recitals and includes any Class A Common Shares and Class B Common Shares acquired by a Rolling Shareholder subsequent to the date of this Agreement.

“Subsidiary” means any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THREE-TWENTY-THREE FAMILY HOLDINGS, LLC

By:	/s/ Zev Weiss
	Name:	Zev Weiss
	Title:	Sole Member

CENTURY INTERMEDIATE HOLDING COMPANY

By:	/s/ Zev Weiss
	Name:	Zev Weiss
	Title:	Vice President and Secretary

IRVING I. STONE LIMITED LIABILITY COMPANY

By:	/s/ Gary Weiss
	Name:	Gary Weiss
	Title:	Manager

/s/ Morry Weiss
Morry Weiss

/s/ Judith Weiss
Judith Weiss

[Signature page to Rollover and Contribution Agreement]

/s/ Jeffrey Weiss
Jeffrey Weiss

/s/ Elie Weiss
Elie Weiss

/s/ Gary Weiss
Gary Weiss

/s/ Zev Weiss
Zev Weiss

[Signature page to Rollover and Contribution Agreement]

Annex A

Ownership of Family Shareholders and Rollover

	Total Common Shares as of the Date of this Agreement		Total Family LLC Units after Rollover
Name and Address of Family Shareholder	Class A	Class B	Class A Voting	Class B Non-voting
Morry Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144	—	222,241	0.0	225,846
Judith Stone Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144	—	78,800	0.0	97,165
Zev Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144	—	70,935	1.0	539,167
Jeffrey Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144	—	52,919	1.0	523,472
Gary Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144	3,130	11,430	1.0	466,150
Elie Weiss c/o American Greetings Corporation One American Road Cleveland, Ohio 44144	—	23,430	1.0	473,384

	Total Common Shares as of the Date of this Agreement			Total Family LLC Units after Rollover
Name and Address of Family Shareholder	Class A	Class B		Class A Voting	Class B Non-voting
Irving I Stone Limited Liability Company c/o American Greetings Corporation One American Road Cleveland, Ohio 44144 Attention: Gary Weiss	—	1,818,182	[1]	N/A	N/A

[1]

Prior to the dissolution of Stone LLC as described in the Agreement, the power to vote these shares resides with the Irving I. Stone Oversight Trust. Following the Stone Distribution described in the Agreement, Stone LLC will not hold any Common Shares.

Annex B

Stone Distribution

Name of Family Shareholder Participating in Stone Distribution	Class B Common Shares Received from Stone LLC

Judith Stone Weiss	18,365

Zev Weiss	449,954

Jeffrey Weiss	449,954

Gary Weiss	449,954

Elie Weiss	449,954

Annex C

Treatment of Company Stock Options, Company RSUs and Company

Performance Shares held by Family Shareholders

Company Stock Options, Company RSUs and Company Performance Shares held by Family Shareholders will be treated in accordance with Section 2.3 of the Merger Agreement. On May 2, 2013, Company RSUs held by Morry Weiss, Zev Weiss, Jeffrey Weiss and Gary Weiss are expected to vest and be converted into Class A Common Shares or Class B Common Shares, and such Class A Common Shares and Class B Common Shares will be subject to the Rollover.